INDEX LICENSING AGREEMENT

This AGREEMENT, dated July 1, 2021, by and among Newfound Research LLC, a Delaware limited liability company (“Newfound”), ReSolve Asset Management SEZC (Cayman), a Cayman corporation (“ReSolve,” and together with Newfound, the “Index Providers”), Rational Advisors, Inc., an Ohio corporation (“Rational”), and Strategy Shares, a Delaware statutory trust (the “Trust”) that is registered as an open-end management investment company under the Investment Company Act of 1940, as amended, on behalf of Strategy Shares Newfound/ReSolve Robust Momentum ETF (the “Fund”).

WHEREAS, Index Providers jointly possess the sole title to, and right and interest in, the Newfound/ReSolve Robust Equity Momentum Index (the “Index”) and its related trademarks (“Index Trademark”);

WHEREAS, Rational serves as the investment adviser to the Fund;

WHEREAS, the parties hereto desire to enter into this Index Licensing Agreement to replace the licensing agreement with respect to the Index and the Index Trademark dated November 4, 2019 which has terminated, in order to enable the Trust and Rational to continue to use the Index and Index Trademark on behalf of the Fund in connection with the issuance, operation, marketing, and promotion of the Fund.

NOW, THEREFORE, for good and valuable consideration, the receipt whereof is hereby acknowledged, and the mutual performance of the undertakings herein, it is agreed by and among the parties hereto as follows:

1.       Index. The Trust and Rational may use the Index in connection with factual statements, tables, graphs or diagrams referring to past performance of the Index in documents relating to the Fund, including, without limitation, any Fund summary prospectus, statutory prospectus, statement of additional information or shareholder reports (“Fund Documents”). Except as provided below, the Index Providers hereby grant to the Trust and Rational a non-exclusive, non-transferable license to use the Index and Index Trademark solely in connection with the management of the Fund and otherwise as described herein. Notwithstanding the foregoing, the Index Providers agree to refrain from granting a license to use the Index to any other registered investment company so long as this Agreement is in effect.

2.       Index Trademark. The Index Trademark may only be used by the Trust and Rational in connection with the Fund.

3.       No Ownership Rights. The Trust and Rational acknowledge and agree that nothing in this Agreement shall transfer to the Trust, the Fund or Rational any title to, or any ownership right or interest in, the Index or Index Trademark, and that all rights to or in the Index or the Index Trademark are reserved to Index Providers. The Trust and Rational further acknowledge and agree that nothing in this Agreement shall permit the Trust, the Fund, or Rational to sub-license the Index or the Index Trademark.

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4.       Compliance of Fund Documents with this Agreement.

(a) The Trust or Rational shall provide Fund Documents to Index Providers no less than five (5) business days prior to their first use, publication or filing, in order for Index Providers to confirm that such Fund Documents comply with the requirements of this Agreement.

(b) In the event that Newfound or ReSolve informs the Trust and Rational within two (2) business days after receipt of the Fund Documents that such Fund Documents do not comply with this Agreement, the parties shall use their best efforts to cause such Fund Documents to so comply. The Trust and Rational shall not use, publish or file such Fund Documents until such compliance issues have been resolved.

(c) Nothing in this paragraph shall prevent the Trust or Rational from making any statements, filings or disclosures that are required by applicable law or regulation.

(d) Upon the request of Newfound or ReSolve, the Trust and/or Rational, as applicable, shall, to the extent consistent with applicable laws or regulations, amend, cease distribution of, or recall any Fund Documents that are in breach of this Agreement.

(e) The Trust and Rational shall cooperate with Newfound and ReSolve’s reasonable requests for information necessary to confirm compliance with this Agreement, including details of assets under management, total expense ratio, and/or net asset value of the Fund.

5.       No Fees. Each Party acknowledges that Rational, Newfound, and ReSolve have entered into an ETF Platform Joint Venture Agreement pursuant to which Rational has agreed to pay Newfound and ReSolve a licensing fee in connection with the use of the Index and the Index Trademark, subject to the terms and conditions of that Agreement. Notwithstanding the foregoing, the rights of the Trust and Rational to use the Index and the Index Trademark pursuant to this Agreement are provided by Index Providers at no cost to the Trust or the Fund.

6.       Index Providers’ Obligations.

(a) Index Providers shall, at their own expense, arrange for the calculation and provision to Rational, the Trust, and the Fund, as necessary during the term of this Agreement, of the Index calculations and constituents in accordance with the parameters for such calculations established by Rational, the Trust and the Fund.

(b) Index Providers shall, at their own expense, provide for the timely and acceptable updates and reporting for rebalancing and reconstitution of the Index.

(c) Index Providers shall promptly correct any errors in the Index that are brought to Index Providers’ attention by Rational, the Trust, or others.

7.       Warranty by Index Providers.

(a) Index Providers warrant that they have the right to permit the Fund to use the Index and the Index Trademark under this Agreement, and that the Fund’s use of the Index and the Index

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Trademark in accordance with this Agreement shall not infringe on the intellectual property rights of any third party.

(b) Index Providers warrant that they shall not knowingly obtain the information used to compute the Index from sources known to be unreliable. Index Providers shall use commercially reasonable efforts to correct or cause to be corrected any error or omission in the calculation of the Index and to minimize delays in the computation or dissemination thereof, but shall correct any such error or omission within 24 hours of receiving notice of such error or omission. Index Providers shall immediately notify the Chief Compliance Officer of the Trust in writing of any such error or omission.

8.       Term and Termination. This Agreement shall become effective as of the date hereof. This Agreement may be terminated without penalty by Rational acting individually, or Newfound and ReSolve acting together, upon 120 days’ written notice to the other parties. This Agreement may be terminated without penalty by the Trust upon 60 days’ written notice to the other parties. Upon the effectiveness of the termination of this Agreement, the Trust, the Fund and Rational shall immediately cease to use the Index and the Index Trademark.

9.       Confidentiality. The parties to this Agreement shall keep confidential all nonpublic Confidential Information (defined below) obtained during the course of this Agreement. “Confidential Information” comprises all documents, materials, data and other information, whether oral, written, electronic or in another form, and whether stored in hard copy, on computer disc, electronically or in another media, to which a party to this Agreement is given access, which is provided to or made available to a party, or that a party creates, views or otherwise obtains in connection with the services hereunder, in each case on or after the date of this Agreement. The party receiving Confidential Information shall not disclose such Information without the prior written consent of the disclosing party. The obligations of confidentiality in this Agreement do not apply to any information: (a) that is generally available to the public, unless this availability results from a breach of this Agreement; (b) already possessed by a party or that a party obtains or originates independently in circumstances in which the party is free to disclose it to others; (c) that is trivial or obvious; or (d) that is required to be disclosed by any court, regulatory or governmental body or tribunal that is authorized to order its disclosure. Notwithstanding the foregoing, the Trust may file a signature-conformed copy of this Agreement as an exhibit to its Registration Statement on Form N-1A.

10.       Amendments. This Agreement may be amended by a writing signed by all parties.

11.       Governing Law. This Agreement shall be deemed to have been made in the United States, State of New York, and shall therefore be construed and enforced in accordance with, and the validity and performance hereof shall be governed by, the laws of the State of New York, without reference to principles of conflicts of laws thereof. Each Party hereby consents to submit to the jurisdiction of the federal courts in the State of New York in connection with any action or proceeding instituted relating to this Agreement.

12.       Successors/Assigns. This Agreement shall be binding on each party’s successors and assigns.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in duplicate originals by their officers thereunto duly authorized as of the day and year first written above.

Newfound Research LLC

By: /s/ Tom Rosedale

Name: Tom Rosedale

Title: Chief Executive Officer

ReSolve Asset Management SEZC (Cayman)

By: /s/ Michael Philbrick

Name: Michael Philbrick

Title: Chief Executive Officer

Rational Advisors, Inc.

By: /s/ Jerry Szilagyi

Name: Jerry Szilagyi

Title: President

Strategy Shares,

on behalf of Strategy Shares

Newfound/ReSolve Robust Momentum ETF

By: /s/ Stephen Lachenauer

Name: Stephen Lachenauer

Title: Trustee

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